ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of 18 June 2012, is by and between

(A)	EPICEPT CORPORATION, a corporation organized under the laws of the State of Delaware, USA and having its principal offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591, USA (“Corp”);

(B)	EPICEPT GMBH, a corporation organized under the laws of Germany and having its principal place of business at Gothestrasse 4, 80336 Munich Germany (“GmbH” and together with Corp “Seller”);

(C)	MEDA AB, a company organized under the laws of Sweden and having it principal offices at Pipers Väg, Box 906, SE-170 09, Solna, Sweden (“MEDA”); and

The Seller and MEDA are referred to in this Agreement, each as a “party” and, collectively, as the “parties”.

Background

Seller is the owner of the rights in Ceplene in the Territory, as such terms are defined below.

Seller desires to sell its rights to Ceplene in the Territory to MEDA, and MEDA desires to purchase such rights to Ceplene in the Territory, all on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, terms defined in the preamble of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

“Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.

“Agreed Form” means in relation to any document, in the form agreed by the parties prior to the date of this Agreement.

“Agreement” means this Agreement and the Schedules hereto.

“AML Remission Treatment” shall mean the treatment of adult patients with acute myeloid leukaemia in first remission concomitantly treated with interleukin-2 (IL-2).

“Assigned Contract Amendments” means amendments to the Assigned Contracts in form reasonably satisfactory to MEDA (“Assigned Contract Amendments”) providing, among other things, for Seller to continue to have the right to purchase Ceplene for use outside of the Territory.

“Assigned Contracts” means the contracts of Seller listed on Schedule A annexed hereto.

“Assignment and Assumption Agreements” means the agreements assigning to MEDA the Assigned Contracts and other contractual rights in the Purchased Assets and pursuant to which MEDA assumes the Assumed Liabilities, in the Agreed Form.

“Bill of Sale” means the bill of sale conveying Inventory, in the Agreed Form.

“Ceplene” means any chemical composition comprising or containing histamine dihydrochloride (2-(3H-imidazol-4-yl) ethylnamine dihydrochloride).

“Ceplene Business” means Seller’s business, whether conducted through Corp or GmbH, comprising or relating to the development or commercialization of Ceplene for AML Remission Treatment.

“Ceplene Trademarks” shall mean the Ceplene trademarks that are identified in Schedule E.

“Clinical Supplies” means all Product labeled for research use and all Proleukin® (interleukin-2, also known as IL-2) vials in the possession of Seller or other parties to the Assigned Contracts.

“Closing” means the closing of the Transactions.

“Closing Date” shall mean the date of this Agreement.

“Collateral Documents” means the agreements, other than this Agreement, executed and delivered by the parties hereto pursuant to this Agreement.

Confidential Information” shall have the meaning set out in Section 5.4.1.

“Consideration” means the Cash Consideration and the assumption of the Assumed Liabilities.

“Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

“Cooperation Agreement” means the agreement entered into pursuant to Sections 6.2.1.5 and 6.2.2.5 in the Agreed Form.

“Default” means the occurrence of any event which of itself or with the giving of notice or the passage of time or both would constitute an event of default under the applicable agreement, contract or instrument or would permit the other party thereto to cancel or terminate performance or seek damages for breach.

“Derivative” shall mean, with respect to Ceplene, any metabolite, prodrug, hydrate, solvate, conjugate, salt, crystal form, ester, enantiomer, isomer or polymorph of Ceplene.

“Documentation” means all documentation (in all media, including digital formats) of the Purchased Assets, and all copies thereof in Seller’s possession or control.

“Dollars” and “$” means dollars of the United States of America.

“EMA” means the European Medicines Agency or any successor entity thereof performing similar functions.

“Employment Claim” means any claim whether in contract or in tort or under statute (including the Treaty of Rome and any Directive made under the authority of that Treaty) for any remedy including, without limitation, claims under the Arbeitszeitgesetz – ArbzG, Altersteilzeitgesetz – AltersteilzeitG or Betriebsrentengesetz – BetrAVG; breach of contract; claims for wages, benefits, overtime bonuses, deferred compensation, vacation pay, pension payments or pension contributions; income tax or social insurance contributions; unfair dismissal and/or wrongful dismissal; a redundancy payment whether statutory or otherwise; public interest disclosure; maternity, paternity, adoption or parental leave rights; equal pay; discrimination on grounds of sex, race (including colour, national origins, nationality and origins), sexual orientation, gender reassignment; religion, religious belief, age or disability; or for a protective award for failure to inform and/or consult with employee representatives in relation to a transfer of employment or redundancy, or any similar claims under any applicable employment, income tax and social insurance legislation in any country covered by this Agreement.

“EpiCept Excluded Product Registration Data” means all regulatory files prepared exclusively for submission to an Excluded Regulatory Authority relating to the Product, including any licenses granted by an Excluded Regulatory Authority (to the extent transferable), and minutes of meetings and telephone conferences with any Excluded Regulatory Authorities, validation data, preclinical and clinical studies and tests related to the Product and prepared exclusively for Excluded Regulatory Approvals including original data, case report forms, study files relating to the aforementioned studies and tests, and all audit reports of clinical studies, plus all applications (and amendments thereto) prepared exclusively for Excluded Regulatory Approvals, annual reports prepared exclusively for submission to an Excluded Regulatory Authority and safety reports associated therewith, in each case which are in Seller’s or its Affiliates’ possession or Control, and all correspondence with Excluded Regulatory Authorities regarding the marketing status of the Product; and (ii) all records maintained solely for the requirements of an Excluded Regulatory Authority under cGMPs or other record keeping or reporting requirements of Excluded Regulatory Authorities, including all correspondence and communications with Excluded Regulatory Authorities in connection with the Product (including any advertising and promotion documents), adverse event files, complaint files, manufacturing records in each case prepared solely for the requirements of an Excluded Regulatory Authority.

“EpiCept Improvements” shall mean any Improvements developed, acquired or Controlled by or on behalf of Seller, its Affiliates or any sublicense during the term of the License Agreementand/or through its participation (if any) in the Post Approval Commitments.

“EpiCept Know-How” shall mean all Information owned or Controlled by Seller that is necessary or useful for the registration, development, promotion, marketing, sale or distribution of Product in the Territory.

“EpiCept Patents” shall mean the patents set out in Schedule F and any patents owned or Controlled by Seller or any of its Affiliates that, in the absence of a license thereunder, would be infringed by the development, use, sale, offer for sale or import of Product in the Territory.

“EpiCept Product Registration Data” means (i) all regulatory files relating thereto, including any licenses (to the extent transferable), and minutes of meetings and telephone conferences with any Regulatory Authorities, validation data, preclinical and clinical studies and tests related to the Product including original data, case report forms, study files relating to the aforementioned studies and tests, and all audit reports of clinical studies, plus all applications (and amendments thereto) for Regulatory Approvals, annual reports and safety reports associated therewith, drug master files, which are in Seller’s or its Affiliates’ possession or Control, and all correspondence with Regulatory Authorities regarding the marketing status of the Product; and (ii) all records maintained under cGMPs or other record keeping or reporting requirements of Regulatory Authorities in the Territory, including all correspondence and communications with Regulatory Authorities in connection with the Product (including any advertising and promotion documents), adverse event files, complaint files, manufacturing records.

“EpiCept Technology” shall mean the EpiCept Patents and EpiCept Know How.

“Excluded Inventory” means the inventory and work in process of Product identified on Schedule B annexed hereto.

“Excluded Pricing and Reimbursement Approvals” means any pricing and reimbursement approvals which are required to be obtained before placing the Product on the market in a particular jurisdiction outside of the Territory.

“Excluded Regulatory Approvals” means any and all approvals (including Excluded Pricing and Reimbursement Approvals), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity outside of the Territory that are necessary for the development, use, importation, promotion, marketing, sale and distribution of Products outside of the Territory.

“Excluded Regulatory Authority” means any country, federal, supranational, state or local regulatory agency, department, bureau, court or other governmental or regulatory authority having the authority to regulate the development or marketing of pharmaceutical products outside of the Territory.

“Existing Ceplene Agreements” means the License Agreement dated January 8, 2010 between Corp, GmbH and MEDA, the Supply Agreement dated March 29, 2010 between MEDA and Corp, the Quality Assurance Agreement dated March 29, 2010 between Corp, MEDA and Meda Pharma GmbH & Co. KG, and the Pharmacovigilance Agreement effective April 1, 2010 between MEDA and GmbH.

“Expiration Date” shall have the meaning set out in Section 7.1.

“Governmental Entity” means the United States or other country government, the government of any of the states constituting the United States or any provinces or regions of any other country, any municipality and any other national or provincial or regional government, and all of their respective branches, departments, agencies, instrumentalities, non-appropriated fund activities, subsidiary corporations or other subdivisions.

“IFRS” means International Financial Reporting Standards as published by the International Accounting Standards Board, as in effect at the time to which the financial statements or records relate.

“Improvements” shall mean any and all developments, inventions or discoveries relating to the EpiCept Technology developed or acquired by, or under the Control of, a party and shall include such developments intended to enhance the safety, efficacy or uses (including additional indications) of the Product.

“Information” shall mean tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results, descriptions and compositions of matter.

“Inventory” shall mean the inventory of Product, as defined in Section 2.1.4 and as set forth on Schedule C annexed hereto.

“IP Assignments” means the instruments and agreements conveying the Ceplene Trademarks, the EpiCept Patents and other EpiCept Technology to MEDA and Meda Pharma Sarl, in the Agreed Form.

“Joint Improvements” means any Improvements developed, acquired or Controlled jointly by or on behalf of the parties or their respective Affiliates or permitted sub-licensees (in the case of MEDA) during the term of the License Agreement and/or through its participation (if any) in the Post Approval Commitments.

“License Agreement” means the License and Supply Agreement, dated as of January 8, 2010 among Corp, GmbH and MEDA.

“Litigation Expense” means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any Third Party), investigators, expert witnesses, accountants and other professionals.

“Loss” means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than Litigation Expense.

“Marketing Authorisation” means the marketing authorisation in exceptional circumstances in respect of Ceplene granted by the EMA and the Orphan Drug Designation for Ceplene.

“Marketing Authorisation Transfer” means all documentation in the Agreed Form to apply for the transfer the Marketing Authorisation from the Seller to MEDA pursuant to this Agreement.

“Material Adverse Effect” means an effect which is materially adverse to the results of operations, financial condition or prospects of the specified Person, the Ceplene Business in the Territory or the ability to use the Purchased Assets (taken as a whole) as presently used.

“Meda Improvements” means any Improvements developed, acquired or Controlled by or on behalf of MEDA, its Affiliates or sub-licensees during the term of the License Agreement and/or through its participation (if any) in the Post Approval Commitments.

“Meda Pharma Sarl” means Meda Pharma Sarl, a company incorporated under the laws of Luxembourg (RC Luxembourg B157784) having its head office and registered address at 43 Avenue John Fitzgerald Kennedy, L-1855 Luxembourg, Grand-Duchy of Luxembourg.

“Obtained Consents” shall have the meaning set out in Section 3.4.

“Orphan Drug Designation” means the orphan drug designation (EU/3/05/272) granted on 11 April 2005 by the European Commission to Maxim Pharmaceuticals Europe Ltd, United Kingdom, for histamine dihydrochloride for the treatment of acute myeloid leukaemia and subsequently transferred to EpiCept GmbH, Germany, in August 2006.

“Parent Company Guarantee” means the Parent Company Guarantee to be provided by Corp to MEDA in the form set out in Schedule 6.

“Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity, wherever located or organized.

“Pharmacovigilance Agreement” means the Pharmacovigilance Agreement effective April 1, 2010 between MEDA and GmbH.

“Post Approval Commitments” means the post approval commitments regarding clinical studies Seller agreed to undertake, as set out in the grant of the Marketing Authorisation, dated 24 July 2008.

“Pricing and Reimbursement Approvals” means any pricing and reimbursement approvals which are required to be obtained before placing Product on the market in a particular jurisdiction in the Territory.

“Product” means a pharmaceutical product that is or contains (i) Ceplene and/or (ii) if relating to AML Remission Treatment only, Ceplene or a Derivative, and, in both cases, line and label extensions thereof, including all formulations, routes of administration and other Improvements made or acquired by EpiCept, in all cases, whether administered alone or in combination with other pharmaceutical products or active pharmaceutical ingredients.

“Purchased Assets” means the assets and rights of the Ceplene Business in the Territory described in Section 2.1, whether held by Corp or GmbH, other than the Excluded Assets.

“Quality Assurance Agreement” means the Quality Assurance Agreement dated March 29, 2010 between Corp, MEDA and Meda Pharma GmbH & Co. KG.

“Regulatory Approval” shall mean any and all approvals (including Pricing and Reimbursement Approvals, the Marketing Authorisation and orphan drug designations), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity in the Territory that are necessary for the development, use, importation, promotion, marketing, sale and distribution of Product in any part of the Territory.

“Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau, court or other governmental or regulatory authority having the authority to regulate the development or marketing of pharmaceutical products in the Territory or any part thereof (e.g. the EMA).

“Sarl Asset Purchase Agreement” means the Asset Purchase Agreement dated 18 June 2012 between Corp, Maxim Pharmaceuticals, Inc. and Meda Pharma Sarl.

“Supply Agreement” means the Supply Agreement dated March 29, 2010 between MEDA and Corp.

“Taxes” means any taxes, charges, fees, levies or other assessments, including income, excise, property, sales, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and any interest, penalties or additions attributable thereto.

“Termination Agreement” means the agreement entered into pursuant to Sections 6.2.1.4 and 6.2.2.4 providing for the termination of the Existing Ceplene Agreements other than the Pharmacovigilance Agreement.

“Third Party” shall mean any entity other than Seller or MEDA or their respective Affiliates.

“Transactions” means the transactions contemplated by this Agreement.
“Territory” means the countries listed in Schedule D.
“VAT” means value added tax. 1.2	Other Rules of Construction.

1.2.1 References in this Agreement to any gender shall include references to all genders.

1.2.2 Unless the context otherwise requires, references in the singular include references in the plural and vice versa.

1.2.3 References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

1.2.4 The words “include”, “including”, “includes” or “in particular” shall be deemed to be followed by the phrase “without limitation” or the phrase “but not limited to” in all places where such words appear in this Agreement.

1.2.5 This Agreement is the joint drafting product of Seller and MEDA and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

1.2.6 The phrases “have heretofore been provided” or “has provided” or similar words mean that Seller has delivered such information to MEDA.

ARTICLE II

SALE AND PURCHASE

2.1 Transfer of Certain Purchased Assets to MEDA. Upon and subject to the terms and conditions stated in this Agreement, for the Consideration set forth in Section 2.5 and MEDA’s performance of its other obligations under this Agreement, Seller hereby sells, assigns, conveys, transfers and delivers to MEDA, and MEDA acquires from Seller, all of the following Purchased Assets, including all of the right, title and interest of Seller in and to:

2.1.1 The EpiCept Know-How, any EpiCept Improvements and EpiCept’s rights to any Joint Improvements or Meda Improvements (in each instance only with respect to the use thereof in the Territory);

2.1.2 The EpiCept Product Registration Data;

2.1.3 The Regulatory Approvals;

2.1.4 All Product, consisting of goods and materials held anywhere in the world for resale or license by the Ceplene Business in the Territory or incorporated into or consumed in connection with such goods and materials including, without limitation, raw materials, active pharmaceutical ingredient, bulk product, work in process and finished goods, labeling and packaging owned or controlled by Seller, regardless of where located, and all Clinical Supplies, other than the Excluded Inventory (collectively, the “Inventory”);

2.1.5 All of the rights of Seller in and to the Assigned Contracts as of the date hereof; and all purchase orders and commitments issued or made by Seller to suppliers of the Ceplene Business in the Territory outstanding as of the date hereof and which have heretofore been provided to MEDA;

2.1.6 All of the goodwill of Seller associated with the foregoing Purchased Assets; and

2.1.7 All of Seller’s claims, causes of action, judgments, and other rights and remedies of whatever nature arising from infringements in the Territory of the EpiCept Technology included in the foregoing Purchased Assets, the EpiCept Improvements or Seller’s rights in and to any Joint Improvements and Meda Improvements (including without limitation any EpiCept Improvements, Joint Improvements or Meda Improvements relating to the Post Approval Commitments) or all other claims of Seller arising from the Purchased Assets or the conduct of the Ceplene Business in the Territory, including rights to recoveries for damages for defective goods or services, insurance and refund claims and similar assets of the Ceplene Business in the Territory (except to the extent related to Excluded Liabilities).

2.2 Excluded Assets. The Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

2.2.1 All accounts, notes and other receivables generated by the Purchased Assets that are outstanding as of the date hereof (collectively, the “Accounts Receivable”);

2.2.2 The Excluded Inventory;

2.2.3 All Information relating exclusively to the development, marketing and sale of the Product outside of the Territory, including without limitation Patents, trademarks, trade names, copyright and other intellectual property rights to the extent that they relate exclusively to Products outside the Territory (it being acknowledged by the parties that the Purchased Assets shall include the EpiCept Patents, the Ceplene Trademarks and the EpiCept Know How);

2.2.4 All EpiCept Excluded Product Registration Data;

2.2.5 All assets and rights of Seller not related to the Purchased Assets or relating exclusively to the Ceplene Business outside of the Territory (including without limitation and EpiCept Know-How, EpiCept Improvements and EpiCept’s rights to any Joint Improvements or Meda Improvements, in each instance only with respect to the use thereof outside of the Territory);

2.2.6 One copy of all Documentation and all other data and information comprising the Information, to be retained solely for (i) legal archival purposes and in connection with the potential defense of any claim for indemnification made by any MEDA Indemnified Party pursuant to Section 7.2 hereunder and (ii) to the extent such Documentation memorializes any EpiCept Know-How, for the ongoing use by Seller or any licensee of such EpiCept Know-How exclusively outside of the Territory pursuant to the license granted in the Cooperation Agreement.

2.3 Assumption of Liabilities. MEDA hereby assumes and agrees to pay and perform only the following liabilities and obligations of Seller existing as of the date hereof (collectively, the “Assumed Liabilities”):

2.3.1 All obligations of Seller arising under the Assigned Contracts after the Closing Date, including all appertaining duties and obligations pursuant to applicable statutory law;

2.3.2 All obligations of Seller related to conducting the Post Approval Commitments pursuant to the provisions of Section 3.1(b) of the License Agreement after the Closing Date; and

2.3.3 All liabilities arising after the Closing Date relating to the Inventory being acquired by MEDA hereunder, including without limitation, (i) liabilities for any actual or alleged injury to Persons resulting from or caused by any such Inventory held for resale or license by MEDA after the Closing Date or incorporated into or consumed in connection with the Products or other goods and materials sold or licensed by MEDA after the Closing Date and (ii) liabilities relating to any adulteration, misbranding or shortened shelf life of any Inventory.

2.4 Excluded Liabilities. Notwithstanding any provision of this Agreement to the contrary, none of the following liabilities of Seller (collectively, the “Excluded Liabilities”) shall be assumed by MEDA or its Affiliates:

2.4.1 Any liability related to any Excluded Assets;

2.4.2 Any liability arising under the Assigned Contracts prior to the Closing Date or any liability for any breach by Seller of any Assigned Contract prior to the Closing Date;

2.4.3 Any liability with respect to any actual or alleged injury to Persons or physical damage to property prior to the Closing Date actually or allegedly caused by Seller or its agents;

2.4.4 Any liability under any litigation, proceeding or claim against Seller based, in whole or in part, on events occurring or circumstances existing on or before the Closing Date other than any liability assumed by MEDA pursuant to Section 2.3.3;

2.4.5 Without prejudice to Section 7.4, any liability or obligation of Seller related to Seller’s termination of employment or consulting arrangements of existing or former employees of Seller, consultants or independent contractors on or prior to the Closing Date; provided, however, that if any employee of GmbH is retained by MEDA, its Affiliates or any sub-licensee as an employee, consultant or independent contractor (for consultants or independent contractors provided that the individual has worked on average no less than twenty (20) hours per week calculated over the entire period from the Closing Date to the date three (3) months after the Closing Date, irrespective of whether the individual was engaged for all or part of such period), within three (3) months following the Closing Date, Seller shall not be liable for any statutory severance or other liability or obligation of MEDA, such Affiliate or sub-licensee to such employee as a result of his or her prior termination of employment or consulting arrangements, and if severance or other payments previously were paid by Seller to such employee, such amount shall be reimbursed promptly by MEDA; and

2.4.6 Any liability for any Taxes incurred or accruing prior to the Closing Date with respect to the Purchased Assets.

2.5 Consideration

2.5.1 In consideration of Seller’s performance of this Agreement and the transfer and delivery of the Purchased Assets to MEDA, MEDA has (in accordance with the allocation provided for in Section 2.6) delivered to Seller by wire transfer the following amounts, in immediately available funds (the “Cash Consideration”):

2.5.1.1	Three Hundred Thousand Dollars ($300,000); plus

2.5.1.2	An amount equal to any outstanding payables owed to Seller under the Existing Ceplene Agreements; plus

2.5.1.3	US$558,014 in respect of the Inventory.

2.6 Allocation of Consideration. Schedule 2.6 allocates the Consideration paid by MEDA to the Seller and among each class of Purchased Assets (the “Purchase Price Allocation Schedule”). The parties shall provide each other with reasonable assistance in respect of any tax filings arising from the payment of the Consideration or any other tax filings relating to this Agreement.

2.7 2.8 VAT. Seller and MEDA jointly determine that the transfer and delivery of the Purchased Assets under this Agreement constitute a transfer of a going concern (Geschäftsveräußerung im Ganzen) within the meaning of section section 1 para. 1a of the German VAT Act (“Umsatzsteuergesetz”), which is out of the scope of German VAT. Seller and MEDA both confirm that they are taxable persons for VAT purposes and that they used / will use the Purchased Assets for their business activities in terms of VAT. MEDA further confirms that it will continue the business of the Seller in the same way on a long-term basis. If contrary to such understanding, the competent tax authorities take the position that the transfer and delivery of the Purchased Assets under this Agreement are subject to VAT, Seller and MEDA agree that the Cash Consideration shall be increased by such VAT. If in this case a VAT exemption applies to the transfer and delivery of the Purchased Assets which affects the input VAT recovery of the Seller, Seller and MEDA agree to waive the VAT exemption and to opt to VAT as far as legally possible. Any VAT assessed against the Seller on the Transactions contemplated hereby shall be payable by MEDA within 3 days after notification of such VAT assessment by Seller. In addition, Seller and MEDA will each bear 50% of the aggregate amount of any interest assessed by the competent tax authorities against Seller on any VAT on the Transactions contemplated under this Agreement. MEDA shall pay 50% of the interest assessed against Seller within 3 days after notification of such interest assessment by Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller hereby further represents and warrants as follows:

3.1 Organization, Power, Standing and Qualification of Seller. Seller is duly organized and validly existing under the laws of their jurisdiction of incorporation, and are in good standing, and have all requisite corporate power and authority to carry on their business as it is now being conducted and to own and operate the properties and assets now owned and operated by them. Seller is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification except where failure to be so qualified or in such good standing will not result in a Material Adverse Effect on the Purchased Assets.

3.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of Seller, enforceable against it in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. Seller each has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The Board of Directors of Corp has duly authorized the execution and delivery of this Agreement and the performance of the Transactions. No approval of the stockholders of Corp is required with respect to the consummation of the Transactions, and Corp, as the sole stockholder of GmbH, has approved the consummation of the Transactions on behalf of GmbH.

3.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller of the Collateral Documents to which it is a Party and the consummation of the Transactions do not and will not (a) contravene any provision of the Certificate of Incorporation or By-laws of Corp or the equivalent documents of GmbH; (b) constitute a breach by Seller of, or result in a default under or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Seller is a party or by which any of the Purchased Assets are bound, or violate any provision of any law or permit to which Seller is subject, except for requirements for consents of Persons referred to in Section 3.4.

3.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of Seller is required in connection with the execution or delivery by Seller of this Agreement or the consummation of the Transactions other than (a) those which have previously been obtained as set out in Schedule 3.4 (“Obtained Consents”) (on terms that do not modify any agreement included in the Purchased Assets in a manner that would impose additional obligations on the MEDA), or (b) those specified in Schedule 3.4 which have not been obtained. The consent obtained from MidCap Funding III, LLC is valid and binding on MidCap and the Sellers and none of the Parties to that consent is in breach of any of the terms pursuant to which that consent was given.

3.5 Financial Matters; Financial Statements

3.5.1 Except as disclosed in Schedule 3.5.1, as of the date of this Agreement, Corp and GmbH have paid to all other parties to the Assigned Contracts all amounts currently due to them through the Closing Date pursuant to and in accordance with relevant Assigned Contracts.

3.5.2 Seller has made available to MEDA true and complete copies of (i) the audited balance sheet of GmbH for the year ended December 31, 2010 included in the audited Bericht über die Erstellung des Jahresabschlusses zum 31. Dezember 2010 (Report on the Preparation of the Financial Statements as at 31 December, 2010), (ii) the unaudited balance sheet of GmbH for the year ended December 31, 2011 and (iii) the unaudited balance sheet of GmbH for the three months ended March 31, 2012 (collectively, the “GmbH Balance Sheets”), and the related audited and unaudited statements of operations, statements of cash flows, changes in stockholders’ equity and changes in financial position for the fiscal year then ended, together with the notes thereon (collectively, the “GmbH Financial Statements”). The GmbH Financial Statements have been prepared in accordance with IFRS consistently applied throughout the periods indicated (except as otherwise stated in the notes thereto), and fairly present in all material respects the consolidated financial position of GmbH as at the dates thereof and for the periods therein referred to. The GmbH Financial Statements for December 31, 2011 do not include or reflect normal year-end adjustments or include the type of notes that would customarily be included in a financial statement prepared in accordance with IFRS.

3.6 Undisclosed Liabilities. Except as disclosed in Schedules 3.5.1 or 3.6, Seller does not have any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise that are related to the Purchased Assets, other than those that have arisen as a direct consequence of the proper operation of the Seller’s Ceplene businessBusiness in the ordinary course (such expression not to include any liabilities which are not ordinary to the Ceplene Business, such as any product liability or claims for defective product).

3.7 Absence of Certain Changes. Prior to the date of this Agreement, Seller has operated the Ceplene Business in the Territory in the ordinary course and in a manner consistent with past practice.

3.8 Purchased Assets. The Purchased Assets together with the EpiCept Patents and the Ceplene Trademarks constitute all of the tangible and intangible property necessary for MEDA together with its Affiliates to conduct the Ceplene Business in the Territory as now being conducted. The execution and delivery of this Agreement and the Collateral Documents and other documents to be delivered by Seller to MEDA pursuant to Subsection 6.2.2, upon delivery of the Consideration, will vest at the Closing all of Seller’s right, title and interest in and to the Purchased Assets in MEDA and MEDA will be vested with good and marketable right, title and interest in and to the Purchased Assets, in each case free and clear of any liens, security interests, mortgages, charges, encumbrances and adverse rights of every kind, nature and description, except for any rights of Third Parties under the Assigned Contracts.

3.9 Brokers’ or Finders’ Fees. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

3.10 Existing Ceplene Agreements. There is no Default on the part of Seller in the performance of any obligation to be performed or paid under any of the Assigned Contracts or the Existing Ceplene Agreements and to the Seller’s knowledge, none of the counterparties to such agreements is in Default of such agreements.

3.11 Litigation. There are no actions, suits, proceedings, orders, grievance procedures or claims pending by or against or, to Seller’s knowledge, threatened against, or investigations involving Seller related to the Ceplene Business in the Territory, the Existing Ceplene Agreements or the Product.

3.12 Insurance. On the date hereof, Seller has and shall maintain until the third (3rd) anniversary of the Closing Date such general liability, product liability, fire, theft, business interruption, use and occupancy, employee fidelity, workers’ compensation, disability and other forms of insurance covering the Ceplene Business in the Territory and its assets and employees which are (a) equal to or in excess of such coverage or amounts required by any applicable law, and (b) in compliance with applicable agreements.

3.13 Disclosure. No representation or warranty made by Seller in this Agreement or any schedules hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MEDA

MEDA hereby represents and warrants as follows:

4.1 Power and Authority. This Agreement is a valid and binding obligation of MEDA enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. MEDA has all requisite power and authority to enter into this Agreement and to perform all of its obligations hereunder. MEDA has passed a board resolution authorizing the officers of MEDA to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement. The execution and delivery of this Agreement and the performance of the Transactions has been approved by all necessary action of the board of managers of MEDA.

4.2 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions (a) do not and will not contravene any provision of the organizational documents of MEDA, or (b) constitute a breach of, result in a Default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which MEDA, or by which MEDA or its assets is bound, or violate any provision of any applicable law, permit or license to which MEDA is subject, where any such breaches, Defaults or violations would materially impair the ability of MEDA to consummate the Transactions.

4.3 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity on the part of MEDA is required in connection with the execution or delivery by MEDA of this Agreement or required of MEDA in connection with the consummation of the Transactions other than (a) those which have previously been obtained, or (b)  such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of MEDA to consummate the Transactions.

4.4 Existing Ceplene Agreements. There are no past due payables owed to Seller under any of the Existing Ceplene Agreements and there is no Default on the part of MEDA or any of its Affiliates in the performance of any obligation to be performed or paid under any of the Existing Ceplene Agreements.

4.5 Insurance. On the date hereof, MEDA has and shall for a period of three (3) years hereafter maintain such general liability, product liability, fire, theft, business interruption, use and occupancy, employee fidelity, workers’ compensation, disability and other forms of insurance covering the Purchased Assets acquired hereunder and its assets and employees which are (a) equal to or in excess of such coverage or amounts required by any applicable law, and (b) in compliance with applicable agreements.

4.6 Litigation. There are no actions, suits, proceedings, orders, grievance procedures or claims pending by or againstMEDA’s MEDA related to the Ceplene Business in the Territory, the Existing Ceplene Agreements or the Product and Buyer has not received any written notice threatening the foregoing.

4.7 Disclosure5.4.1 . No representation or warranty made by MEDA in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE V

COVENANTS

5.1 Good Faith Efforts. Following the Closing, Seller and MEDA will use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws to consummate and make effective the Transactions as promptly as practicable.

5.2 Laws Affecting Transfer of Regulatory Approvals. Corp and GmbH shall, and, if required, MEDA, shall make any necessary filings with the appropriate Governmental Entities required to transfer the Regulatory Approvals under the laws of the jurisdictions in the Territory where the Ceplene Business is conducted.

5.3 Public Announcements. The parties hereby consent to each party initially announcing the terms of the Transactions in a press release in the form set out in Schedule 5.3 and making subsequent public disclosure consistent with such press release.

5.4 Confidentiality. Seller and MEDA acknowledge and confirm that all Information comprised in the Purchased Assets shall comprise the Confidential Information of MEDA as though it had been disclosed by MEDA to Seller and Seller and MEDA agree that this Agreement and the Transactions contemplated hereby constitute Confidential Information of both parties in each case, governed by such provisions on that basis and shall survive the Closing.

5.4.1 Except as otherwise provided herein, each party shall maintain in strict confidence, and shall not use for any purpose or disclose to any Third Party without the disclosing party’s written consent, information disclosed by the other party (“Confidential Information”). Without limiting the foregoing, Confidential Information shall include information relating to the Product and all related developments, products, substances, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, methods of manufacture, technical processes, designs and design projects, inventions and research programs and trade secrets. Confidential Information shall not include any information that the receiving party can demonstrate by competent evidence: (i) was already known to the receiving party at the time of disclosure hereunder as evidenced by previously-existing written records, or (ii) is now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or (iii) is disclosed to the receiving party on a non-confidential basis by a Third Party under no obligation of confidentiality to the disclosing party or (iv) is independently developed by the receiving party without the use of, reliance on or reference to any Confidential Information disclosed to the receiving party by the disclosing party.

5.4.2 Permitted Use. Notwithstanding the provisions of Section 5.4.1 above, each party may disclose Confidential Information of the other party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

5.4.2.1	enforcing such party’s rights under this Agreement;

5.4.2.2	prosecuting or defending litigation as permitted by this Agreement;

5.4.2.3	complying with applicable court orders or governmental regulations;

5.4.2.4	register or record this Agreement or evidence of this Agreement with the applicable patent authorities;

5.4.2.5	in the case of MEDA, developing or commercializing the Product in the Territory, and in the case of Seller, developing or commercializing the Product outside the Territory;

5.4.2.6	facilitate discussions with actual or potential subcontractors and sublicensees in connection with the development and commercialization of Product hereunder provided, in each case, that any such actual or potential subcontractor or sublicensee agrees to be bound by reasonable obligations of confidentiality and non-use;

5.4.2.7	respond to any request by any Regulatory Authority in connection with any filings or applications for Regulatory Approval of the Licensed Product;

5.4.2.8	comply with requirements to disclose to applicable stock exchanges; provided, that prior notice of such disclosure shall be provided to the non-disclosing party and reasonable measures, to the extent available and after consultation with the non-disclosing party, shall be taken to assure confidential treatment of such information, including requests for redaction of confidential terms of this Agreement; and

5.4.2.9	disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors, acquirers, merger partners, or potential providers of equity or debt financing and their advisors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 5.4.2.2 or Section 5.4.2.3, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

Seller shall promptly deliver to MEDA all materials remaining in its possession containing any Confidential Information, including all copies, extracts, adaptations, and transcriptions thereof, except as otherwise provided in this Agreement.

5.5 Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes or fees which may be imposed or assessed as the result of the Transactions (“Transfer Taxes”), together with any interest or penalties with respect thereto shall be paid by the party responsible for such Transfer Taxes under applicable Law. All tax filings required to be filed in connection with any Transfer Taxes shall be prepared and filed when due by the party responsible under applicable Law or custom to file such tax filings. The parties shall provide each other with reasonable assistance in respect of tax filings arising from Transfer Taxes.

5.6 HSR Filing. MEDA and Seller shall have determined, upon advice of counsel, that no filing is required pursuant to the Hart-Scott-Rodino Act (“HSR Act”). MEDA and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with reaching such determination.

5.7 Cooperation Regarding Litigation. Upon reasonable prior written notice given by MEDA or its Affiliates (including Meda Pharma Sarl) to Seller or Seller to MEDA, as the case may be, each of the parties shall provide the other with access to such information and employees as either party may reasonably request in connection with any actions, suits or proceedings relating to the Ceplene Business in the Territory or the Purchased Assets, provided, however, that the requesting party shall reimburse the party providing the access for its out of pocket costs of providing the information and direct salary costs for employees so requested.

5.8 Insurance Claims. Seller and MEDA shall cooperate with Seller’s insurers in processing all claims arising with respect to acts, omissions, or occurrences prior to the Closing Date and shall cooperate with the insurers of MEDA and/or its Affiliates in processing all claims with respect to acts, omissions, or occurrences after the Closing Date.

5.9 Additional Assurances. Corp and GmbH shall take such additional actions and execute any such additional documents and instruments as may be reasonably necessary to fully vest Seller’s ownership, rights and privileges in the Purchased Assets in MEDA and its Affiliates (in particular Meda Pharma Sarl). Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to MEDA and its Affiliates (in particular Meda Pharma Sarl) of any Purchased Asset is prohibited by any applicable law or would require any Governmental Entity or other Third Party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. The parties shall use reasonable efforts and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers, including without limitation, (i) consent of the EMA to the transfer of the Marketing Authorisation, (ii) consents from Third Parties to the assignment of the Assigned Contracts from Seller to MEDA and (iii) execution and delivery of the Assigned Contract Amendments and the consent of the relevant Third Parties thereto. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to MEDA and its Affiliates (in particular Meda Pharma Sarl) the benefits and liabilities of use of such Purchased Asset. In particular, in respect of the Assigned Contracts:

5.9.1 Seller shall hold these in trust for MEDA absolutely, MEDA shall (to the extent permissible and lawful under the Assigned Contracts) perform all obligations of Seller under the Assigned Contracts to be discharged after Completion Date; and

5.9.2 Seller shall (to the extent permissible and lawful under the Assigned Contracts) provide MEDA with all the rights of the Seller under such Assigned Contract and comply with all reasonable instructions of MEDA in respect thereof.

5.10 Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained pursuant to Section 5.9, Seller shall and shall cause its Affiliates to promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Purchased Asset to MEDA or its Affiliates (in particular Meda Pharma Sarl) for no additional consideration. To the extent that any such Purchased Asset cannot be transferred or the full benefits and liabilities of use of any such Purchased Asset cannot be provided to MEDA or its Affiliates (in particular Meda Pharma Sarl) pursuant to Section 5.9, then MEDA and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) designed to provide to MEDA or its Affiliates (in particular Meda Pharma Sarl) the economic and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by MEDA or its Affiliates of the obligations thereunder to the extent permitted by law.

ARTICLE VI

THE CLOSING

6.1 Time and Place. The Closing is being held simultaneously with the execution and delivery of this Agreement (the “Closing Date”).

6.2 Conduct of Closing.

6.2.1 As to MEDA. MEDA has, in exchange for the Purchased Assets, delivered to Seller, in each case duly executed by MEDA, as appropriate:

6.2.1.1	The Cash Consideration in the amount set forth in Section 2.5;

6.2.1.2	A certificate dated the Closing Date and signed on behalf of MEDA by an officer of MEDA certifying that the board of managers of MEDA has passed resolutions authorizing and approving the Transactions and authorizing the officers of MEDA to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement;

6.2.1.3 6.2.1.4 6.2.1.5 6.2.1.6 6.2.1.7	The Assignment and Assumption Agreements; The Termination Agreement; The IP Assignments; The Cooperation Agreement; The Sarl Asset Purchase Agreement; and

6.2.1.8	Such other documents and instruments as Seller or its counsel may reasonably request in good faith in connection with the transfer of the Purchased Assets and the assumption of the Assumed Liabilities.

6.2.2 As to Seller. Seller has delivered or has caused to be delivered to MEDA, in each case duly executed by Seller, as appropriate:

6.2.2.1	The Bill of Sale, Assignment and Assumption Agreements, IP Assignments, Marketing Authorisation Transfer and copies of the Obtained Consents;

6.2.2.2	Unless previously provided to MEDA, copies of the Documentation, all records and tangible materials embodying or reflecting any of the Purchased Assets and such other documents, instruments, assignments and certificates as may be necessary to vest the Purchased Assets and all rights thereto and thereunder in MEDA;

6.2.2.3	A certificate dated the Closing Date and signed on behalf of Seller, by an officer of Seller, attaching, as appropriate, (i) a certificate of good standing from the Secretary of State of Delaware in respect of Corp and a certificate of good standing of GmbH, and (ii) a copy of the resolutions of the Board of Directors of Seller authorizing and approving this Agreement and the Collateral Documents and the consummation of the Transactions and authorizing the officers of such Seller to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement;

6.2.2.4 6.2.2.5 6.2.2.6 6.2.2.7 6.2.2.8 6.2.2.9 6.2.2.10
The Assignment and Assumption Agreements;
The Termination Agreement;
The IP Assignments;
The Cooperation Agreement;
The Collateral Documents;
The Parent Company Guarantee;
The Sarl Asset Purchase Agreement; and

6.2.2.11	Such other documents and instruments as MEDA or its Affiliates (in particular Meda Pharma Sarl) or its counsel may reasonably request in good faith in connection with the transfer of the Purchased Assets and the assumption of the Assumed Liabilities.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall, notwithstanding any investigation by or notice by or to any party prior to the Closing Date, survive the Closing for eighteen (18) months following the Closing Date. In the event notice of any claim for indemnification under Section 7.5 shall have been given prior to midnight on the last day of the survival period (the “Expiration Date”), the representations and warranties that are the subject of such indemnification claim shall survive until the claim is finally resolved. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed.

7.2 Indemnification by Corp. Corp shall indemnify and hold harmless MEDA and its Affiliates (in particular Meda Pharma Sarl) and their respective employees, directors, agents and representatives (collectively, the “MEDA Indemnified Parties”), from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty, (b) the failure of Seller to perform its covenants contained in this Agreement, (c) the failure by Seller to satisfy any liability or obligation which is an Excluded Liability, or (d) the failure of Seller or its Affiliates to pay any Transfer Taxes which Seller is required to pay pursuant to Section 5.5 or any other costs or expenses which are the responsibility of Seller.

7.3 Indemnification by Corp in respect of Employment Claims. If in consequence of or in connection with the Transactions the contract of employment of any person (whether such person is or has been employed by the Seller or any of its Affiliates or not) or any liability under any such person’s contract of employment or associated with their employment or its termination, transfers or is alleged to have transferred to MEDA or any of its Affiliates (in particular Meda Pharma Sarl) pursuant to the Bürgerliches Gesetzbuch — BGB and any modification or re-enactment thereof MEDA shall notify the Seller in writing within thirty (30) days of becoming aware of that fact or allegation (“Notification”).

7.3.1 To the extent that such person claims to be employed by MEDA or its Affiliates (in particular Meda Pharma Sarl), the following process shall apply:

7.3.1.1	within twenty one (21) days of the Notification being received by Seller, Seller may offer employment to such person or may take at its own cost such other steps as it feels necessary to effect a written withdrawal of the Employment Claim. If such offer of employment is accepted, MEDA or its Affiliates (in particular Meda Pharma Sarl) shall immediately release the person from its employment; and

7.3.1.2	if no such offer of employment has been made or procured to be made by Seller or such offer has been made but not accepted or if such person has failed to withdraw the claim, then MEDA or its Affiliates may terminate the employment of such person at any time during the period of seven days beginning (i) on the 28th day after the date on which the Notification was sent to Seller, or (ii) on the day a required approval of the termination was given by the relevant authority.

7.3.2 Corp will indemnify MEDA and its Affiliates (in particular Meda Pharma Sarl) against all Losses and Litigation Expenses arising out of any Employment Claim, made at any time against MEDA or its Affiliates relating to the employment of any person to whom Section 7.3 relates at any time and the termination of such person’s employment at any time.

7.3.3 Notwithstanding the foregoing, if any person whose Employment Claim or severance or related costs were initially paid for or indemnified by Corp or GmbH is subsequently rehired by MEDA, an Affiliate or a sub-licensee as an employee or retained as a consultant within three (3) months after the Closing Date (for consultants provided that the individual has worked on average no less than twenty (20) hours per week calculated over the entire period from the Closing Date to the date three (3) months after the Closing Date, irrespective of whether the individual was engaged for all or part of such period), neither Corp nor GmbH shall be liable for any Losses and Litigation Expenses arising out of any Employment Claim or severance or related costs as to such person, and if any such payments previously had been made by Corp or GmbH to such person, MEDA will promptly remit to Seller the amount of all such payments.

7.4 Indemnification by MEDA. MEDA shall indemnify and hold harmless Seller, its Affiliates and their respective employees, directors, agents and representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty, (b) the failure of MEDA to perform its covenants contained in this Agreement, (c) the failure by MEDA to satisfy any liability or obligation which is an Assumed Liability, or (d) the failure of MEDA to pay any Transfer Taxes which MEDA is required to pay pursuant to Section 5.5 or any other costs or expenses which are the responsibility of MEDA.

7.5 Procedure. Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim (“Claim”) which may result in a Loss, and prior to the Expiration Date, the Person seeking indemnity under this Article VII (the “Indemnitee”) shall give written notice thereof to the party from whom indemnity is sought (the “Indemnitor”). The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim, through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee’s attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one firm representing Indemnitee), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in the defense of all Claims. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor, after written notice from Indemnitee, fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor, provided, no settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor unless Indemnitee waives any right to indemnification therefor. The Indemnitor may settle or compromise the entry of any judgment (a) which includes the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (b) which would not adversely affect the right of Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses.

7.6 No Subrogation. If any payment is made by or Claim asserted against Seller under the terms of this Article VII, none of the Seller Indemnified Parties shall have any rights against the Purchased Assets, whether by reason of contribution, indemnification or otherwise and shall not take any action against the Purchased Assets with respect thereto. Any rights which the Seller Indemnified Parties may have, by operation of law or otherwise against the Purchased Assets are, effective on the Closing Date, hereby expressly and knowingly waived.

7.7 Exclusive Remedy. The exclusive remedies for any breach of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Article VII and each party expressly waives any other rights or remedies it may have, provided, however, that equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any actual or attempted breach of any covenant to be performed after the Closing Date.

7.8 Limitations. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of Seller and MEDA and any of its Affiliates (in particular Meda Pharma Sarl) asserted under Article VII of this Agreement shall be subject to the following limitations, save in respect of the Seller’s indemnity pursuant to Section 7.3 which shall not be so limited:

7.8.1 Seller and MEDA each shall not be responsible to MEDA Indemnified Parties and the Seller Indemnified Parties, respectively, for any misrepresentation or breach of a representation or warranty contained in this Agreement until the cumulative aggregate amount of all Losses and Litigation Expenses for which it would otherwise be obligated to pay under this Article VII exceeds US$40,000 (after taking into account any payments made directly or indirectly to MEDA Indemnified Parties or the Seller Indemnified Parties, as the case may be, as a result of any applicable insurance payments), whereupon such party shall be liable to MEDA Indemnified Parties or the Seller Indemnified Parties, as the case may be, for the full amount of such Losses and Litigation Expenses (after taking into account any payments made directly or indirectly to MEDA Indemnified Parties or the Seller Indemnified Parties, as the case may be, as a result of any applicable insurance payments).

7.8.2 The parties agree that the aggregate combined amount of the obligations and liabilities of either party together with its Affiliates under (i) Article VII hereof for Losses and Litigation Expenses and (ii) the Sarl Asset Purchase Agreement shall not exceed the Cash Consideration payable under this Agreement plus the Cash Consideration (as defined therein) payable under the Sarl Asset Purchase Agreement. Both Parties agree that they shall procure that their Affiliates do not make a claim under the Sarl Asset Purchase Agreement that will cause this limit to be exceeded.

ARTICLE VIII

MISCELLANEOUS

8.1 Headings and References. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Any reference in this Agreement to an Article, Section or Schedule, unless it clearly refers to another instrument, means the specified Article, Section or Schedule of this Agreement.

8.2 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

8.3 Expenses. Except as otherwise expressly provided herein, each of Seller and MEDA shall be responsible for its own expenses.

8.4 Notices. Any notice to be given under this Agreement must be in writing and delivered either in Person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient.

If to MEDA, to:

MEDA AB

Pipers Väg, Box 906

SE-170 09

Solna, Sweden

Attention: Anders Lönner
Telephone: +46 8 630 19 00
Facsimile: +46 8 630 19 50

With copies to:

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London EC2A 2RS England
Attention: John Wilkinson, Esq.
Telephone: +44(0)2031163640
Facsimile: +44(0)2031163999

If to Seller to:

EpiCept Corporation
777 Old Saw Mill Road
Tarrytown, NY  10591 USA
Attention: Jack Talley
Telephone: +1-914-606-3500

Facsimile: +1-914-606-3501

With a copy to:

Eilenberg & Krause LLP
11 East 44th Street, 19th Floor
New York, New York 10017 USA
Attention: Adam Eilenberg, Esq.
Telephone: +1-212-986-9700
Facsimile: +1-212-986-2399

8.5 Waiver; Consents. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the Person authorized by the consenting party to receive notices, and shall be a consent only to the Transactions, act or agreement specifically referred to in the consent and not to other similar Transactions, acts or agreements.

8.6 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party, provided, however, that MEDA may assign this Agreement to any Affiliate of MEDA and Seller may assign this Agreement to any acquiror of all or substantially all of its business or assets if such acquiror confirms and acknowledges the obligations of Seller under this Agreement and the Collateral Documents. Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.

8.7 Further Assurance. Each party shall do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this Agreement.

8.8 Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to the conflicts of laws provisions thereof with the exceptions of Sections 5-1401 and 5-1402 of the New York General Obligations Law and with the exception that to the extent the transfer or assignment in rem of any Purchased Assets or Assumed Liabilities follows mandatory statutory local law, such mandatory statutory local law shall apply.

8.9 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the Transactions except as expressly provided in Article VII.

8.10 Dispute Resolution. Any dispute arising under or relating to the parties rights and obligations under this Agreement will be referred to the Chief Executive Officer of Corp and the Chief Executive Officer of MEDA for resolution (the “Authorized Officers”). Each Authorized Officer shall appoint two additional authorized representatives of such party to serve as a member of a Dispute Resolution Committee (the “DRC”). In the event of a dispute, the DRC shall meet and attempt, in good faith, to resolve such dispute. If the DRC is unable to resolve such dispute within 30 days of such dispute being referred to them, then, upon the written request of either party to the other party, the dispute shall be subject to arbitration, as provided in Section 8.11.

8.11 Arbitration.

8.11.1 Claims. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved pursuant to Section 8.1 within the required 30-day period, including without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three neutral experts with relevant industry experience. The arbitration proceeding shall be administered by the American Arbitration Association (the “AAA”) in accordance with its then existing International Arbitration Rules, and the panel of arbitrators shall be selected in accordance with such rules. The arbitration shall be conducted in English, and shall be held in New York, New York, USA.

8.11.2 Arbitrators’ Award. The arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

8.11.3 Costs. Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a party is the prevailing party, and at their discretion, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the reasonable fees and costs of the AAA and the arbitrators.

8.12 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, including without limitation relating to the violation of the confidentiality provisions of Section 5.4 hereof, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such matter shall be subject to arbitration pursuant to Section 8.11.

8.13 Continued Performance. The parties agree to continue performing under the Agreement in accordance with its provisions, pending the final resolution of any dispute.

8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

8.15 Entire Agreement; Amendments. This Agreement and the Collateral Documents constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersede any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by Seller and MEDA. Each of MEDA and Seller recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.

SELLER

EPICEPT CORPORATION

By:
Name:
Title:

EPICEPT GMBH

By:
Name:
Title:

BUYER

MEDA AB

By:
Name:
Title:

SCHEDULE D

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